Exhibit 99.4

                                WILLOW GROVE BANK
                           WELSH AND NORRISTOWN ROADS
                         MAPLE GLEN, PENNSYLVANIA 19002
                                 (215) 646-5405

                      NOTICE OF SPECIAL MEETING OF MEMBERS

                          To be held on _____ __, 1998

        NOTICE IS HEREBY GIVEN that a Special Meeting of Members ("Special Meeting") of Willow Grove Bank (the "Bank") will be held at the _____________________________________, _______________, Maple Glen,
Pennsylvania, at ___ a.m., Eastern Time, on ____ __, 1998, to consider and vote upon:

               (1) The Plan of Reorganization, as amended ("Plan of Reorganization" or "Plan"), pursuant to which the Bank will reorganize into the mutual holding company form of organization as a wholly owned subsidiary of a subsidiary holding company (the "Company"), and the Company will become a majority-owned subsidiary of a mutual holding company (the "MHC"); and other transactions provided for in the Plan, including the adoption of new Federal Stock Charter and Bylaws for the Bank;

               (2) The approval of the establishment of The Willow Grove Foundation (the "Foundation"), a Delaware non-stock corporation dedicated to the promotion of charitable purposes within the communities that the Bank serves, and the contribution to the Foundation concurrently with the completion of the reorganization of the Bank; and

               (3) Such other business as may properly come before the Special Meeting or any adjournment hereof. Except with respect to procedural matters incident to the conduct of the meeting, management is not aware of any other such business.

        The Board of Directors has fixed ___ _, 1998 as the record date ("Voting Record Date") for the determination of members of the Bank entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. Only those members of the Bank of record as of the close of business on the Voting Record Date will be entitled to vote at the Special Meeting or any postponement or adjournment thereof. The Plan of Reorganization must be approved by the affirmative vote of at least a majority of the amount of votes entitled to be cast at such Special Meeting. If there are not sufficient votes for approval of the Plan at the time of the Special Meeting, the Special Meeting may be postponed or adjourned to permit further solicitation of the proxies. The following Proxy Statement and the Prospectus attached hereto contain a more detailed description of the Bank, the Company, the proposed reorganization and the proposed charitable foundation.

        Whether or not you plan to attend the Special Meeting, you are requested to sign, date and return the enclosed proxy card(s) without delay in the enclosed postage-paid envelope to assure that your vote will be counted even if you are unable to attend. For a discussion of how to revoke a previously granted proxy, see "Revocability of Proxies" in the attached Proxy Statement.

                                         By Order of the Board of Directors



                                         John T.  Powers
                                         Secretary
Maple Glen, Pennsylvania
___ __, 1998


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                                WILLOW GROVE BANK
                           WELSH AND NORRISTOWN ROADS
                         MAPLE GLEN, PENNSYLVANIA 19002

                                 PROXY STATEMENT
                                     FOR THE
                     SPECIAL MEETING OF MEMBERS OF THE BANK
                           TO BE HELD ON ____ __, 1998

        THE BOARD OF DIRECTORS OF THE BANK AND THE OTS HAVE APPROVED THE PLAN OF REORGANIZATION, AS AMENDED, SUBJECT TO ITS APPROVAL BY THE MEMBERS AND THE SATISFACTION OF CERTAIN OTHER CONDITIONS. HOWEVER, SUCH APPROVAL BY THE OTS DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN OF REORGANIZATION, AS AMENDED, BY THE OTS.

Purpose of the Special Meeting and Summary of Transaction

        This Proxy Statement, together with the Prospectus of Willow Grove Bancorp, Inc. (the "Company") attached hereto, constitutes the Proxy Statement for, and is being furnished to eligible members ("Members") of, Willow Grove Bank (the "Bank") in connection with the solicitation by the Board of Directors of proxies to be voted at the Special Meeting of Members of the Bank (the "Special Meeting") to be held on ____ __, 1998, at the ________________________________________________, Maple Glen, Pennsylvania, at
_____ a.m., Eastern Time, and at any postponement or adjournment thereof. The Special Meeting is being held for the purpose of considering and voting upon the Plan of Reorganization, as amended ("Plan of Reorganization" or "Plan"), and the transactions contemplated by and provided for in the Plan of Reorganization, including the establishment of The Willow Grove Foundation (the "Foundation"), a charitable foundation which will be funded with _______ shares of common stock, $0.01 par value per share (the "Common Stock"), of the Company.

        The Bank's Board of Directors unanimously adopted the Plan of Reorganization, pursuant to which the Bank will be converted from a federally chartered mutual savings bank to a federally chartered stock savings bank, and will become a subsidiary of the Company, a federally chartered corporation. The Company will be a subsidiary of Willow Grove Mutual Holding Company, a federally chartered mutual holding company (the "MHC"). It is currently intended that all of the capital stock of the Bank will be held by the Company. The Plan has been approved by the Office of Thrift Supervision (the "OTS"), subject to, among other things, approval of the Plan by the Bank's Members at the Special Meeting.

        Following receipt of all required regulatory approvals, the approval of the members of the Bank entitled to vote on the Plan of Reorganization, and the satisfaction of all other conditions precedent to the Reorganization, the Bank will consummate the Reorganization. Following completion of the Reorganization, the Bank in its stock form will continue to conduct its business and operations from the same offices with the same personnel as the Bank conducted prior to the Reorganization. The Reorganization will not affect the balances, interest rates or other terms of the Bank's loans or deposit accounts, and the deposit accounts will continue to be issued by the Federal Deposit Insurance Corporation ("FDIC") to the same extent as they were prior to the Reorganization.

        Pursuant to the Plan of Reorganization, the Reorganization will be effected as follows or in any other manner that is consistent with applicable federal law and regulations and the intent of the Plan of Reorganization:

        (i) the Bank will organize an interim stock savings bank as a wholly owned subsidiary ("Interim One");

        (ii) Interim One will organize an interim stock savings bank as a wholly owned subsidiary ("Interim Two");

        (iii) Interim One will organize the Company as a wholly owned subsidiary;



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        (iv)   the Bank will convert its charter to a federal stock savings bank charter and Interim One will convert its charter to a federal mutual holding company charter to become the MHC;

        (v) simultaneously with step (iv), Interim Two will merge with and into the Bank with the Bank as the resulting institution;

        (vi) all of the initially issued stock of the Bank will be transferred to the MHC in exchange for membership interests in the MHC;

        (vii) the MHC will contribute the capital stock of the Bank to the Company, and the Bank will become a wholly owned subsidiary of the Company; and

        (viii) contemporaneously with the Reorganization, the Company will sell a minority interest ("Minority Interest") in shares of its Common Stock to certain depositors and others pursuant to a Plan of Stock Issuance ("Plan of Stock Issuance"), which was approved by the Bank's Board of Directors contemporaneously with its adoption of the Plan of Reorganization.

        The Company expects to receive the approval of the OTS to become a savings and loan holding company and to own all of the common stock of the Bank. The Company intends to contribute at least 50% of the net proceeds of the Offerings to the Bank. The Reorganization will be effected only upon completion of the sale of all of the shares of Common Stock to be issued pursuant to the Plan of Stock Issuance.

        Pursuant to the Plan of Stock Issuance, nontransferable rights to subscribe for the shares of Common Stock have been granted, in order of priority, to (i) depositors of the Bank with account balances of $50.00 or more as of the close of business on June 30, 1997 ("Eligible Account Holders"), (ii) Company's employee stock ownership plan ("ESOP"), (iii) depositors of the Bank with account balances of $50.00 or more as of the close of business on __________, 1998 ("Supplemental Eligible Account Holders"), (iv) depositors and certain borrowers of the Bank as of the close of business on ___________, 1998 ("Other Members") and (v) officers, directors and employees of the Bank, subject to the limitations described herein (the "Subscription Offering"). In the event that there are any shares of Common Stock which are not sold in the Subscription Offering, the Company anticipates that it will offer any such shares of Common Stock in a community offering (the "Community Offering"). If necessary, any shares of Common Stock not subscribed for in the Subscription Offering or purchased in the Community Offering will be offered to members of the general public in a syndicated community offering (the "Syndicated Community Offering"). (The Subscription Offering, Community Offering and Syndicated Community Offering are referred to collectively as the "Offerings").

        The Bank's Plan of Reorganization also provides for the establishment of the Foundation in connection with the Reorganization. The Foundation, which will be incorporated under Delaware law as a non-stock corporation, will be funded with a contribution by the Company of _______ shares of Common Stock equal to 4.0% of the shares. The authority for the affairs of the Foundation will be vested in the Board of Directors of the Foundation, which will initially consist of six persons, two of whom are existing directors of the Bank. The contribution of Common Stock to the Foundation will be dilutive to the interests of stockholders of the Company and will have an adverse impact on the Company's earnings in the year of the contribution. See "Risk Factors - Establishment of the Foundation" and "The Reorganization and Stock Issuance - Establishment of the Foundation" in the Prospectus.

        Voting in favor of or against the Plan of Reorganization includes a vote for or against the adoption of the new Federal Stock Charter and Bylaws of the Bank.

        Voting in favor of the establishment of the Foundation will not in any way affect the votes in favor of or against the Plan of Reorganization. If members vote for the adoption of the Plan of Reorganization but against the establishment of the Foundation, the Bank intends to consummate the Reorganization without establishing the Foundation.


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        Voting in favor of the Plan of Reorganization will not obligate any person to purchase any Common Stock.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE PLAN OF REORGANIZATION AND ESTABLISHMENT OF THE FOUNDATION.

Voting Rights and Votes Required for Approval

        The Board of Directors has fixed ______, 1998 as the record date ("Voting Record Date") for the determination of Members entitled to notice of and to vote at the Special Meeting and at any postponement or adjournment thereof. All of the Bank's depositors and its borrowers as of ______________ whose loans continue to be outstanding are members of the Bank ("Members"). The Plan of Reorganization must be approved by the affirmative vote of at least a majority of the amount of votes entitled to be cast at such Special Meeting. If there are not sufficient votes for approval of the Plan at the time of the Special Meeting, the Special Meeting may be adjourned to permit further solicitation of proxies.

        Each depositor member of the Voting Record Date will be entitled at the Special Meeting to cast one vote per $100, or fraction thereof, of the aggregate withdrawal value of all of such Member's deposit accounts in the Bank as of the Voting Record Date. Also, each borrower member whose loan was outstanding as of May 15, 1995, which loan continues to be outstanding as of the Voting Record Date, will be entitled to one vote in addition to any other vote the borrower may otherwise have. No Member may cast more than 1,000 votes at such Special Meeting. In general, accounts held in different ownership capacities will be treated as separate accounts for purposes of applying the 1,000 vote limitation. For example, if two persons hold a $100,000 account in their joint names and each of the persons also holds a separate account for $100,000 in their own name, each person would be entitled to 1,000 votes for the separate account and they would together be entitled to cast 1,000 votes on the basis of the joint account. The Bank's records indicate that as of the Voting Record Date, there were approximately _____ Members entitled to cast a total of _________ votes at the Special Meeting.

        Deposits held in trust or other fiduciary capacity may be voted by the trustee or other fiduciary to whom voting rights are delegated under the trust instrument or other governing document or applicable law. In the case of IRA and Qualified Plan accounts established at the Bank, the beneficiary may direct the trustee's vote on the Plan of Reorganization by returning a completed proxy card to the Bank. If no proxy card is returned, the Bank, as trustee, will not vote on the adoption of the Plan of Reorganization and establishment of the Foundation on behalf of such beneficiary.

Proxies

        The Bank's Members as of the Voting Record Date may vote at the Special Meeting or at any postponement or adjournment thereof in person or by proxy. Enclosed is a proxy card which may be used by any Member to vote on the Plan of Reorganization and establishment of the Foundation. All properly executed proxies received by the Bank will be voted in accordance with the instructions indicated thereon by the Member giving such proxies. If no instructions are given, executed proxies will be voted FOR adoption of the Plan of Reorganization and the establishment of the Foundation.

Revocability of Proxies

        A proxy may be revoked at any time before it is voted by filing written revocation of the proxy with the Secretary of the Bank, by submitting a duly executed proxy bearing a later date or by attending and voting in person at the Special Meeting or any postponement or adjournment thereof. The presence of a Member at the Special Meeting shall not revoke a proxy unless a written revocation is filed with the Secretary of the Bank prior to the voting of such Proxy. The proxies being solicited by the Board of Directors of the Bank are only for use at the Special Meeting and at any adjournment thereof and will not be used for any other meeting.

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Solicitation of Proxies and Tabulation of the Vote

        To the extent necessary to permit approval of the Plan of Reorganization, proxies may be solicited by officers, directors or employees of the Bank, by telephone or through other forms of communication and, if necessary, the Special Meeting may be adjourned to a later date. Such persons will be reimbursed by the Bank for their reasonable out-of-pocket expenses incurred in connection with such solicitation. The Company has retained Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc., to provide proxy solicitation and vote tabulation services, to act as inspector of election and to provide financial and marketing advisory services for the Offerings, for an aggregate fee equal to 1.25% of the dollar value of all Common Stock sold in the Offerings (as such terms are defined in the Plan of Stock Issuance), subject to certain limitations. See "The Offerings - Marketing Arrangements" in the Prospectus. The Bank will bear all costs associated with proxy solicitation and vote tabulation.

Reasons for Reorganization

        See "The Reorganization and Stock Issuance - Purposes of the Reorganization" and "-Effects of the Reorganization" in the Prospectus for a discussion of the basis upon which the Board of Directors determined to undertake the proposed Reorganization. As more fully discussed in those sections and in other sections of the Prospectus, the Board of Directors believes that the Plan of Reorganization is in the best interest of the Bank, its members and the communities it serves.

Stock-Based Benefits to Management

        See "Summary - Benefits of Reorganization to Officers and Directors," and "Management - Employment Agreements" and "-Benefits" in the Prospectus for a discussion of the interests of management in the Reorganization and Stock Issuance.

Review of OTS Action

        Any person aggrieved by a final action of the OTS which approves, with or without conditions, or disapproves a plan of reorganization may obtain review of such action by filing in the court of appeals of the United States for the circuit in which the principal office or residence of such person is located, or in the United States Court of Appeals for the District of Columbia, a written petition praying that the final action of the OTS be modified, terminated or set aside. Such petition must be filed within 30 days after the publication of notice of such final action in the Federal Register, or 30 days after the mailing by the applicant of the notice to members as provided for in 12 C.F.R. ss.563b.6(c), whichever is later. The further procedure for review is as follows: A copy of the petition is forthwith transmitted to the OTS by the clerk of the court and thereupon the OTS files in the court the record in proceeding, as provided in Section 2112 of Title 28 of the United States Code. Upon the filing of the petition, the court has jurisdiction, which upon the filing of the record is exclusive, to affirm, modify, terminate, or set aside in whole or in part, the final action of the OTS. Review of such proceedings is as provided in Chapter 7 of Title 5 of the United States Code. The judgment and decree of the court is final, except that they are subject to review by the Supreme Court upon certiorari as provided in Section 1254 of Title 28 of the United States Code.

Risk Factors

        See "Risk Factors" in the Prospectus for a discussion of certain factors that should be considered by prospective investors, including, among other factors, control of the Company by the MHC, waiver of dividends by the MHC, the potential for a low return on equity following the Reorganization and the uncertainty as to future growth opportunities, the dilutive effect of the issuance of additional shares of Common Stock, the charitable foundation to be established in connection with the Reorganization, the potential effects of changes in interest rates and the current interest rate environment, risks related to construction and land development loans, multi-family residential real estate loans, commercial real estate loans and commercial business loans, competition, the Bank's geographic concentration of loans, certain anti-takeover provisions, regulatory oversight, the absence of a market for the Common Stock, a possible

                                        4

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increase in the number of shares issued in the Reorganization, potential increased compensation expenses after the Reorganization, possible adverse tax consequences of the distribution of subscription rights to purchase the Common Stock, compliance with the Year 2000 issues, certain additional anti-takeover considerations and the potential delay in consummation of the Reorganization and the irrevocability of orders.

        Certain Additional Anti-Takeover Considerations. The MHC will own more than a majority of the issued and outstanding shares of Common Stock and, accordingly, will be able to elect all of the members of the Board of Directors of the Company and will be able to control the outcome of most matters presented to stockholders for their approval. See " - Control of the Company by the MHC" in the Prospectus. In addition, certain provisions in the Company's Charter and Bylaws and Federal law and regulations as well as the anticipated stock ownership levels of the Bank's management will provide certain additional anti-takeover provisions.

        The Company's Charter and Bylaws contain certain provisions that could discourage non-negotiated takeover attempts that certain stockholders might deem to be in their interests or as a result of which stockholders might otherwise receive a premium for their shares over the then current market price and that may tend to perpetuate existing management. These provisions include the classification of the terms of the members of the Board of Directors, the elimination of cumulative voting by stockholders in the election of directors, certain provisions relating to meetings of stockholders, and restrictions on the acquisition of the Company's equity securities. The Charter also authorizes the issuance of up to 10,000,000 shares of Preferred Stock as well as additional shares of Common Stock. Such shares could be issued without stockholder approval on terms or in circumstances that could deter a future takeover attempt. In addition, Federal law provides for certain restrictions on acquisition of the Company and Bank. See "Certain Restrictions on Acquisition of the Company and the Bank"in the Prospectus.

        Directors and executive officers of the Bank expect to purchase approximately 200,000 shares of Common Stock, which would equal 4.74% of the total issued and outstanding shares assuming the sale of 1,840,000 shares at the mid-point of the Estimated Offering Range. See "Proposed Management Purchases" in the Prospectus. The directors who act as trustees of the ESOP are also expected to immediately control the voting of 8% of the shares of Common Stock sold in the Offerings through the ESOP, at least until an allocation has been made under the ESOP. Under the terms of the ESOP, after an allocation has been made, the unallocated shares will be voted by the trustees in the same proportion as the allocated shares are voted by the ESOP participants.

        The Company intends to seek stockholder approval of the Company's proposed Recognition Plan, which is a non-tax qualified restricted stock plan for the benefit of directors, officers, and employees of the Company and the Bank. Assuming the receipt of stockholder approval, which stockholder approval cannot be obtained earlier than six months following the Reorganization pursuant to regulations of the OTS, the Company expects to acquire Common Stock on behalf of the Recognition Plan, in an amount equal to 4% of the Common Stock sold in the Offerings, or 62,560 shares and 84,640 shares at the minimum and maximum of the Estimated Offering Range, respectively. These shares will be acquired either through open market purchases, if permissible, or from authorized but unissued Common Stock. Under the terms of the Recognition Plan, recipients of awards will be entitled to instruct the trustee of the Recognition Plan as to how the underlying shares should be voted, and the trustee will be entitled to vote all unallocated shares in its discretion. If the shares are purchased in the open market, directors and executive officers would have effective control over 7.31% or 5.86% of the Common Stock outstanding at such time based upon the minimum and the maximum of the Estimated Offering Range, respectively, before giving effect to the potential exercise of any stock options by directors and officers of the Company and the Bank, and shares held by the ESOP. If approved by stockholders at a meeting held no earlier than six months following the Reorganization, the Company intends to reserve for future issuance pursuant to the Stock Option Plan a number of authorized shares of Common Stock equal to an aggregate of 10% of the Common Stock sold in the Offerings (184,000 shares, based on the issuance of 1,840,000 shares at the mid-point of the Estimated Offering Range). See "Management - Benefits - Stock Option Plan" in the Prospectus. Management's potential stock ownership interest could, together with additional stockholder support, make more difficult takeover attempts that certain stockholders deem to be in their best interest and may tend to perpetuate existing management.


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        Upon completion of the Reorganization, the Foundation will own 1.7% of the total shares of the Common Stock outstanding. Such shares will be owned solely by the Foundation; however, pursuant to a condition expected to be required by regulatory authorities, it is anticipated that the shares of Common Stock held by the Foundation will be voted in the same ratio as all other shares of the Common Stock voted on all proposals considered by the stockholders of the Company. As such, the Company does not believe the Foundation will have an anti-takeover effect on the Company. However, in the event that the OTS were to waive this voting restriction for the reasons described herein as provided in the condition, the Foundation's Board of Directors would exercise sole voting power over such shares and would no longer be subject to the restriction. See "The Reorganization and Stock Issuance - Establishment of the Foundation Regulatory Conditions Imposed on the Foundation" in the Prospectus. In the event the OTS waived the voting restriction (although it is not currently anticipated that the Company and the Foundation will seek such a waiver), management of the Company and the Bank may benefit to the extent that the Board of Directors of the Foundation determines to vote the shares of Common Stock held by the Foundation in favor of proposals supported by the Company and the Bank.

        Upon consummation of the Reorganization, the Bank intends to enter into a two-year employment agreement with the Bank's President and one-year employment agreements with the Bank's three other executive officers. Such agreements provide for severance payments under certain conditions after a change-in-control of the Bank. Such severance provisions may have the effect of increasing the cost of an acquisition of the Bank and, thereby, may discourage future attempts to acquire the Company or the Bank. See "Management - Management of the Bank Employment Agreements" in the Prospectus.

Procedures for Stockholder Nominations

        The Company's Bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to the Secretary of the Company not less than 30 or more than 60 days in advance of the meeting. The Bylaws further provide that if a stockholder seeking to make a nomination or a proposal for new business fails to follow the prescribed procedures, the chairman of the meeting may disregard the defective nomination or proposal. Management believes that it is in the best interests of the Company and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations should management determine that doing so is in the best interest of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted.



                                        6

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Additional Information

        A copy of the Plan of Reorganization, Plan of Stock Issuance, the proposed Federal Stock Charter and Bylaws of the Company, the proposed Federal Stock Charter and Bylaws of the Bank and the proposed Charter and Bylaws of the MHC are available without charge from the Bank. Also, a copy of the Certificate of Incorporation and Bylaws of the Foundation are available without charge from the Bank. Requests for copies of any such documents should be directed to: John
T. Powers, Corporate Secretary, Willow Grove Bank, Welsh and Norristown Roads, Maple Glen, Pennsylvania 19002.


        THE ATTACHED PROSPECTUS IS AN INTEGRAL PART OF THIS PROXY STATEMENT AND CONTAINS DETAILED INFORMATION ABOUT THE BANK, THE COMPANY, THE MHC, THE FOUNDATION, THE REORGANIZATION AND STOCK ISSUANCE, INCLUDING, THE RIGHTS OF ELIGIBLE ACCOUNT HOLDERS, SUPPLEMENTAL ELIGIBLE ACCOUNT HOLDERS AND OTHER MEMBERS TO SUBSCRIBE FOR SHARES OF THE COMPANY'S COMMON STOCK. MEMBERS AS OF THE VOTING RECORD DATE ARE URGED TO CONSIDER SUCH INFORMATION CAREFULLY PRIOR TO SUBMITTING THEIR PROXIES.







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WILLOW GROVE BANK                                                REVOCABLE PROXY

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF WILLOW GROVE BANK ("WILLOW GROVE" OR THE "BANK") FOR USE ONLY AT A SPECIAL MEETING OF MEMBERS TO BE HELD ON ___________, 1998 AND ANY ADJOURNMENT THEREOF.

        The undersigned being a member of Willow Grove, hereby authorizes the Board of Directors of Willow Grove or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Special Meeting of Members of the Willow Grove to be held at ______________________________________________________, _____________, ________
_____ on ______________, 1998, at ___:00 p.m., Eastern Time, and at any
adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as set forth below:

               (1) To vote FOR or AGAINST a Plan of Reorganization ("Plan of Reorganization") pursuant to which Willow Grove would be converted from a federally chartered mutual savings bank to a federally chartered stock savings bank as a wholly owned subsidiary of Willow Grove Bancorp, Inc. (the "Company"), and the Company will become a majority-owned subsidiary of Willow Grove Mutual Holding Company (the "MHC"), a federally chartered mutual holding company, and the transactions provided for in such Plan of Reorganization.

                                      FOR [ ]      AGAINST [ ]


                  (2) To approve the creation of The Willow Grove Foundation and the Company's contribution to the Foundation of shares of Company Common Stock pursuant to the Plan of Reorganization.

                                      FOR [ ]      AGAINST [ ]


                  (3) To vote, in its discretion, upon such other business as may properly come before the Special Meeting or any adjournment thereof. Except with respect to procedural matters incident to the conduct of the meeting, management is not aware of any other such business.

         This proxy, if executed, will be voted FOR adoption of the Plan of Reorganization and FOR the creation of the Foundation if no choice is made herein. Please date and sign this proxy on the reverse side and return it in the enclosed envelope.

                   (Continued and to be signed on other side)

                           (Continued from other side)





         Any Member giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of Willow Grove either a written revocation of the proxy, or a duly executed proxy bearing a later date, or by voting in person at the Special Meeting.

         The undersigned hereby acknowledges receipt of a Notice of Special Meeting of the Members of Willow Grove called for the __th day of ___________, 1998 and a Proxy Statement for the Special Meeting prior to the signing of this Proxy.



                             Date:
                                     ------------------------------------------


                                     -------------------------------------------
                                                     Signature

                                     ------------------------------------------
                                                     Signature

                                    Note: Please sign exactly as your name
                                    appears on this Proxy. Only one signature is required in the case of a joint account. When signing in a representative capacity, please give title.